EXHIBIT 99

DATE:	CONTACT:
April 21, 2008	Courtney Degener, Investor Relations Manager
213.271.1600

Laura Braden, Mercury Public Affairs
Adam Mendelson, Mercury Public Affairs
213.880.4636

JUDGE RULES CADIZ V. METROPOLITAN WATER DISTRICT CASE TO BE HEARD BY JURY;
TRIAL SET FOR MAY 5, 2008 TO HOLD METROPOLITAN ACCOUNTABLE FOR “BREACH OF FIDUCIARY DUTY” CLAIM

TRIAL TO EXPLORE PUBLIC POLICY ISSUES DIRECTLY RELATED TO CURRENT WATER CRISIS

Los Angeles, CA – Cadiz Inc. (NASDAQ:CDZI) announced today that Los Angeles Superior Court Judge Jane Johnson issued favorable final rulings late Friday of last week on a number of pre-trial motions in the Company’s case against the Metropolitan Water District of Southern California (“Metropolitan”). In the case, Cadiz is seeking to hold Metropolitan accountable for breaching its fiduciary obligations resulting from a long-term partnership between the two parties to develop a secure water supply for southern California.  From 1998 – 2002, Cadiz and Metropolitan worked together as partners to develop the Cadiz Groundwater Storage and Dry-Year Supply Program (“Cadiz Program”) through an extensive environmental and technical review that culminated in approval of the Cadiz Program by the Federal Government.

Upon making her ruling, Judge Johnson also set the trial date for May 5, 2008, pending the outcome of a mandatory settlement conference that is to be held on April 30, 2008.  In her ruling on the most recent motions, Judge Johnson:

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Denied Metropolitan’s motion to strike the request for a jury trial, so that a jury of Southern California citizens will now have the opportunity to review the facts in the case and evaluate Metropolitan’s testimony in court;

•	Denied Metropolitan’s motions to exclude the testimony of an expert witness, who has valued Cadiz’s damages at between $397 - $673 million.

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Denied Metropolitan’s motion to exclude evidence of damages resulting from its failure to accept a right-of-way grant offered for the Cadiz Program and its failure to certify the Final Environmental Impact Report for the Cadiz Program.

Stephen Mick, Cadiz’s attorney and partner at Akin Gump Strauss Hauer & Feld LLP, stated, “We are pleased that this matter is going to trial before a jury.   We look forward to the opportunity to hold Metropolitan accountable for breaching its fiduciary obligations to Cadiz and for denying southern Californians a secure water supply at a time when consumers are being forced to pay more for less water.”

Richard Stoddard, CEO of Cadiz Real Estate LLC, commented, “We are committed to helping California with its long-term water supply needs.  California’s economy cannot grow without stable water supplies, which is why state law now requires future development to have proven and secure supplies. As the state debates construction of controversial aboveground reservoir projects, the Cadiz Program could provide an immediate efficient, cost-effective, and environmentally sound alternative. Had the Cadiz Program been built in 2002 under the partnership with Metropolitan, it would be delivering much needed dry-year supplies now, during our current drought, and could also be utilized to help manage the current crisis on the Bay Delta.”

Originally proposed in 1997, the Cadiz Program would have built and operated facilities in eastern San Bernardino County for aquifer storage of imported Colorado River water available during wet years, and for delivery of previously stored Colorado River water and indigenous groundwater for use within Metropolitan’s Southern California service area during droughts, emergencies, and other periods of need.

In September 2001, following four years of environmental review, a Final Environmental Impact Statement (“FEIS”) and Final Environmental Impact Report (“FEIR”) were issued by the U.S. Bureau of Land Management and Metropolitan, in collaboration with the U.S. Geological Survey and the National Park Service.

The FEIS/FEIR included one of the most comprehensive groundwater monitoring and management plans ever proposed in California to ensure protection of critical resources in and surrounding the Cadiz Program area. On August 29, 2002, the U.S. Department of the Interior (“DOI”) issued a Record of Decision (“ROD”), the final step in the federal environmental review process.  The ROD included approval of the FEIS for the Cadiz Program and offered a right-of-way grant for the Project’s conveyance pipeline and electrical transmission line.

However, in October 2002, Metropolitan’s Board of Directors decided not to proceed with the Program, declined to accept the right-of-way grant authorized by the DOI, and declined to consider the FEIR, which was the final step in the California Environmental Quality Act (“CEQA”) process.  As a result, no other public agency or private party could move forward with implementation of the program.

 In April 2003 Cadiz filed a claim against Metropolitan seeking compensatory damages for Metropolitan’s failure to make these entitlements available to Cadiz. When settlement negotiations failed to produce a resolution, Cadiz filed the lawsuit against Metropolitan on November 17, 2005.

Founded in 1983, Cadiz Inc. is a publicly held land and water resource development firm.  The Company owns more than 45,000 acres of land with substantial water resources in eastern San Bernardino County, California.  Further information on the Company can be obtained by visiting our corporate web site at www.cadizinc.com.

This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.

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